CITY NATIONAL ROCHDALE FUNDS

AMENDMENT TO THE
AGREEMENT AND DECLARATION OF TRUST

The undersigned, being a majority of the Trustees of City National Rochdale Funds, an open-end investment management company established under Delaware law as a Delaware statutory trust under an Agreement and Declaration of Trust dated October 25, 1996, as amended (the "Declaration of Trust"), and being authorized by Article VIII, Section 4 of the Declaration of Trust to effect this amendment, do hereby amend, effective as of August 27, 2015, the Declaration of Trust as follows:

Article III, Section 4 is hereby replaced with the following:

Section 4.  Status of Shares and Limitation of Personal Liability.  Shares shall be deemed to be personal property giving only the rights provided in this instrument.  Every Shareholder, by virtue of having become a Shareholder, shall be held to have expressly assented and agreed to the terms hereof and to have become a party hereto.  The death of a Shareholder during the existence of the Trust shall not operate to terminate the Trust, nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but entitles such representative only to the rights of said deceased Shareholder under this Trust.  Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust Property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders as partners.  For the avoidance of doubt, Shareholders shall have no rights, privileges, claims or remedies under any contract or agreement entered into by the Trust or any Series with any service provider or other agent to or contractor with the Trust or a Series, including, without limitation, any third-party beneficiary rights.  Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust, shall have any power to bind personally any Shareholder, nor, except as specifically provided herein, to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay.

This Amendment may be executed in a number of counterparts, all of which shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the undersigned being all of the Trustees of the Trust have executed this Amendment as of this 27th day of August, 2015.

/s/ Irwin G. Barnet
Irwin G. Barnet
Trustee

/s/ Andrew S. Clare
Andrew S. Clare
Trustee

/s/ Daniel A. Hanwacker
Daniel A. Hanwacker
Trustee

/s/ Jon C. Hunt
Jon C. Hunt
Trustee

/s/ Vernon C. Kozlen
Vernon C. Kozlen
Trustee

/s/ Jay C. Nadel
Jay C. Nadel
Trustee

/s/ James Wolford
James Wolford
Trustee